UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2014

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 31, 2014, Northwest Pipe Company (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Gary A. Stokes. Pursuant to the Agreement, Mr. Stokes, who has resigned his position as the Company’s Senior Vice President of Sales and Marketing effective as of April 15, 2014, will be employed by the Company on a part-time basis as Water Transmission Sales Advisor beginning on the same date. The Agreement has a three-year term and provides for a base salary of $8,333 per month. Mr. Stokes will also receive coverage under the Company’s health benefit plans and will continue to vest in all grants made to him before April 15, 2014 under the Company’s Long-Term Incentive Plan in accordance with the terms of the Plan. The Agreement will terminate upon the death or disability of Mr. Stokes, and the Company may terminate the Agreement for “Cause” (as defined in the Agreement). In the event of a “Change in Control” (as defined in the Agreement), Mr. Stokes would be entitled to receive his base salary for the remainder of the term of the Agreement. During the term of the Agreement, Mr. Stokes will be prohibited from engaging in any activities or employment that may conflict with the interests of the Company and will be required to comply with certain confidentiality and nonsolicitation requirements.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	OTHER EVENTS

The Company’s 2014 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on May 29, 2014. The record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting will be April 11, 2014.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are filed as part of this report:

10.1	Executive Employment Agreement between Northwest Pipe Company and Gary A. Stokes dated as of March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on April 4, 2014.

NORTHWEST PIPE COMPANY (Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Senior Vice President and Chief Financial Officer